EXHIBIT 15.5

CONSENT OF PERSON TO BE NAMED DIRECTOR

Nico Echo Park, Benefit Corp. (the “Company”) intends to file an Offering Statement on Form 1-A (together with any amendments or supplements, the “Offering Statement”) to qualify its shares of common stock for issuance in its offering in accordance with Regulation A under the Securities Act of 1933, as amended.  The undersigned hereby consents to being named in the Offering Statement as a person who has agreed to serve as a Director of the Company beginning immediately after the closing of the offering.

By:	/s/ Frederick C. Tuomi
Name:	Frederick C. Tuomi
Title:	Director